Exhibit 7.06

Execution Version

February 28, 2014

Accurate Global Limited

Advanced Orient Limited

CSOF Technology Investments Limited

c/o China Everbright Investment Management Limited

Direct Investment Department

40/F, Far East Finance Centre

16 Harcourt Road

Hong Kong

Attention: Ip Kun Wan, Kiril

Dear Sirs,

Reference is made to the Framework Agreement (the “Framework Agreement”) dated as of July 24, 2013 by and among ChinaAMC Capital Management Limited (“ChinaAMC”) and Accurate Global Limited (“Accurate”), Advanced Orient Limited (“Advanced”) and CSOF Technology Investments Limited (“CSOF”, and together with Accurate and Advanced, the “Everbright Entities”). Capitalized terms used but not defined in this letter agreement (this “Agreement”) shall have the meanings given to such terms in the Framework Agreement.

1. Pursuant to Section 7(a)(ii) of the Framework Agreement, the parties thereto may terminate the Framework Agreement by mutual written agreement. Accordingly, the Framework Agreement is terminated effective as of the date hereof.

2. Each party hereto acknowledges and agrees that ChinaAMC and the Everbright Entities shall be responsible for 30.00% and 35.00%, respectively, of the fees and out-of-pocket expenses incurred by the Consortium relating to the Transaction on or prior to the date hereof (the “Fees and Expenses”) in accordance with Section 3(a) of the Framework Agreement (with the remaining 35.00% of such fees and expenses to be responsible for by Mr. Tianwen Liu pursuant to the Consortium Agreement dated as of June 6, 2013 between ChinaAMC and Mr. Tianwen Liu). The total amount of the Fees and Expenses is US$1,268,438. Therefore, ChinaAMC shall be responsible for US$380,531 of the Fees and Expenses, of which US$315,234 remain outstanding and payable by ChinaAMC after offsetting the amount advanced by ChinaAMC. Such fees and expenses shall be paid within 30 days after the date hereof.

3. Each party hereto further acknowledges and agrees that other than Section 5 of the Framework Agreement that would survive the termination of the Framework Agreement, ChinaAMC, on the one hand, and the Everbright Entities, on the other hand, shall not be liable to the other party in relation to the Framework Agreement upon payment of their respective shares of the Fees and Expenses in accordance with Section 2 above.

[Signature page follows]

Execution Version

Please countersign a copy of this letter agreement and return it to the undersigned to confirm your agreement with the terms set forth in this letter agreement.

Yours faithfully,

ChinaAMC Capital Management Limited

By:	/s/ David Chow
	Name:	David Chow
	Title:	Authorized Signatory

ACKNOWLEDGED AND AGREED:

Accurate Global Limited

By:	/s/ Kiril Ip
Name:	Kiril Ip
Title:	Director

Advance Orient Limited

By:	/s/ Richard Tang
Name:	Richard Tang
Title:	Director

CSOF Technology Investments Limited

By:	/s/ Kiril Ip
Name:	Kiril Ip
Title:	Director

Termination of Framework Agreement

Signature Page